APPENDIX H

Cross Shore Capital Management, LLC

CODE OF ETHICS

Adopted February 1, 2006

Revised as of July 2015

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of investors in investment funds managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.	DEFINITIONS

1.	Access Person means any partner, officer, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.	Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Covered Person means any director/manager, officer, employee or Access Person of the Adviser.

5.	Personal Account means any account in which a Covered Person has any beneficial ownership.

6.	Reportable Security means any investment in a private fund, including hedge fund, fund of hedge funds, private equity fund, venture capital fund, etc or any publicly traded security associated with a Restricted Security.

7.	Restricted Security means any security or Private Fund Fund that (1) a client owns or is in the process of buying or selling; or (2) the Adviser is researching, analyzing or considering buying or selling for a client. All Restricted Securities are Reportable Securities.

8.	Short Sale means the sale of securities that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•	Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.	General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.	Preclearance of Transactions in Personal Account. A Supervised Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction related to a Reportable Security or a Restricted Security in his or her Personal Account. The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. A request for preclearance must be made by completing the Preclearance Form and submitting it to the Compliance Officer in advance of the contemplated transaction. A Preclearance Form is attached as Attachment A.

Any approval given under paragraph 2 will remain in effect for 1 month.

3.	Initial Public Offerings. An Access Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the Compliance Officer.

4.	Service on Boards of Directors; Other Business Activities. An Access Person may not serve as a director on the board or a member of a credit committee of any company in the securities industry unless the Access Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time an Access Person submits the initial holdings report and annual holdings report, the Covered Person will submit to the Compliance Officer a description of any business activities in which the Covered Person has a significant role.

V.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV:

1.	Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan;

3.	Transactions in securities that are not Reportable Securities; and

4.	Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party)

VI.	REPORTING

1.	Duplicate Copies of Account Statements to Adviser. All Access Persons must make available to the Compliance Officer, either by hard copy or through internet access the Access Person’s quarterly brokerage or other account statements

•	All Access Persons must submit to the Compliance Officer a report of their reportable securities transactions no later than 45 days after the end of each calendar quarter, in any quarter in which they have a transaction in a reportable security. The report must set forth each transaction in a Reportable Security in which the Access Person had any beneficial interest during the period covered by the report.

2.	New Accounts. Each Access Person must notify the Compliance Officer promptly if the Access Person opens any new account in which any reportable securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.	Disclosure of Securities Holdings.

Initial: All Access Persons must, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing all of the reportable securities in which the Access Person has any beneficial ownership, (including title, and value of each reportable security in which the Access Person has any beneficial ownership).

Annual: All Access Persons must submit to the Compliance Officer an annual holdings report at least once during each 12 month period after submitting the initial holdings reports.

Holding reports must be dated the day the Access Person submits it and must contain information that is current as of a date no more than 45 days prior to the date the person becomes an Access Person of the Adviser. A form of the initial report is set forth in Attachment B

4.	Exceptions to Reporting Requirements. An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.	Covered Persons must report immediately any suspected violations to the Compliance Officer.

6.	Transactions Subject to Review. All transactions involving Reportable Securities may be reviewed against holdings reports, statements and pre-clearance forms.

VII.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker's Confirmations and periodic statements and reports of Access Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics. The Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Adviser currently and for the last five (5) years.

All periodic statements related to reportable securities of Access Persons may be kept electronically in a computer database.

VIII.	OVERSIGHT OF CODE OF ETHICS

1.	Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment C or such other form as may be approved by the Compliance Officer.

2.	Review of Transactions. Each Access Person’s transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Access Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser. A managing member of the Adviser will review the Compliance Officer’s transactions in restricted securities and in non-managed brokerage accounts and preclearance requests.

3.	Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.	Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.	ADV Disclosure. The Compliance Officer will ensure that the Adviser’s Form ADV (1) describes the Code of Ethics and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

APPENDIX H

ATTACHMENT A

Cross Shore Capital Management, LLC

PRECLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS

Adopted as of February 2006

Revised November, 2014

Access Persons must complete this Preclearance Form prior to engaging in any restricted securities transaction (unless excepted by the Code of Ethics).

Investment Information

Private Fund name:	or IPO Name

Subscription amount	or Estimated Value of Trade

Redemption Amount

Effective date	or Estimated trade date

OTHER:

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that preclearance will only be in effect for 1 month from the time of the Compliance Officer's signature.

Employee Name (please print)

Employee Signature	Date

Disposition of Preclearance Request

Approved

Denied

Compliance Officer

Date

APPENDIX H

ATTACHMENT B

Cross Shore Capital Management, LLC

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT &

REPORT ON OUTSIDE BUSINESS ACTIVITIES

Adopted as of February 2006

Revised as of November, 2014

Pursuant to the Code, you must submit an initial holdings report and an updated annual holdings report that lists all Reportable Securities (as defined in the Code, but generally defined as all Hedge Fund holdings) in which you have a direct or indirect Beneficial Ownership (as defined in the Code).

Kindly complete the form below and return it to the Compliance Officer. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became an Access Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Hedge Fund Name	Value

Please describe any outside business activities in which you have a significant role, including all company board of director seats or offices that you hold:

I certify that the names of any brokerage firms or banks where I have an account in which any reportable securities are held are disclosed above, except for the following:

I certify that during the reporting period of this report I have not traded in any IPOs other than those for which I sought, and was granted pre-approval.

Signed:	Date:

Print Name:

Appendix H1

GIFTS AND BUSINESS ENTERTAINMENT POLICY

Adopted October 1, 2010

Revised as of July, 2014

I.	Gifts and Business Entertainment Policy. Covered Persons are prohibited from giving or accepting any gift greater than $500 in value from any person or company that does business with the Adviser or a private investment vehicle managed by the Adviser, unless they are approved by the compliance officer. Registered Representatives are prohibited from giving any individual person with whom the Registered Representative seeks to do business, as a Registered Representative of a Broker/Dealer, gifts valued greater than $100 in value in any calendar year. In the event that an investor/client or prospective investor/client does business with or is contemplating doing business with the Advisor with respect to the Advisor’s private funds AND registered funds, the more restrictive policy shall prevail. In order to address conflicts of interest that may arise when a Covered Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser sets forth the below restrictions:

Gifts

General - Covered Persons : No Covered Persons may give, offer or receive any gift, cash/cash equivalent, service, transportation, entertainment or other item with an estimated value greater than $500 to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser without the approval of the Compliance Officer.

General – Registered Representative: No Registered Representative may give or permit to be given anything of value in excess of $100 per individual-per year, where such payment is in relation to the business of the recipient’s employer. Personal gifts may be excluded if all of the below criteria are met:

a.	It is not “in relation to the business of the employer of the recipient”

b.	A pre-existing personal relationship between the Registered Representative and the recipient is present

c.	The gift is disclosed under this policy to the CCO

d.	The gift disclosure is accompanied by an analysis or explanation substantiating the circumstances and personal nature of the gift

e.	The gift is paid for by the Registered Representative personally, and not by the Adviser, nor reimbursed by the Adviser.

De Minimis and Promotional Items are excluded from the prohibition on gifts by Registered Representatives. Promotional Items are logo bearing or equivalent items of nominal value and substantially below the $100 limit.

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Aggregation: Registered Representatives must aggregate the value of all gifts given to a recipient over the course of a year.

Valuation: In general, gifts should be valued at the higher of cost or market value, exclusive of tax and delivery charges. Multiple recipients may be named to a single gift (i.e. a $250 gift basket to an office of 3 people).

Business Entertainment

f.	Extravagant Entertainment - No Covered Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser. Entertainment is considered a Gift with respect to the activities of Registered Representatives.

Reporting

g.	Gifts - Each Covered Person must report the receipt of any gifts, including entertainment, tickets, services, transportation, etc in excess of $500 in value. Such reports should be filed contemporaneously with the receipt of any such gift, but must be reported at least annually. Each Registered Representative must report any breaches of the $100 limit.

h.	Business Entertainment – Each Covered Person must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety. Any such event must be approved by the Compliance Officer. Registered Representatives must consider all business entertainment as a Gift.

III.	Recordkeeping. The Compliance Officer will maintain records of any gifts and/or business entertainment events so reported.

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APPENDIX H1

ATTACHMENT A

GIFT REPORT

Adopted October 1, 2010

Revised as of July 2014

All Covered Persons must report all gifts or business entertainment events in excess of the de minimis value ($500). For Registered Representatives: A) Disclose any gifts or business entertainment with clients/investors or prospective clients/investors of any registered products of the Adviser in excess of $100 or B) I hereby certify that no such gifts in violation of this policy were given. This report should be filed contemporaneously with the receipt of any such gift, but must be reported at least annually. Kindly return this completed form to the Compliance Officer. The form must be signed and returned even if you have no unreported or prospective gift or business entertainment event in excess of the de minimis value noting such. Alternatively, gifts may be reported via a memo to the compliance officer, or via standard expense reports noting such expenditures clearly.

Period of Report: From _______________ to _______________.

Date	Description of Gift or Business Entertainment Event	Value

I CERTIFY THAT I HAVE REPORTED ON THIS FORM ALL RELEVANT GIFTS THAT I HAVE RECEIVED AND BUSINESS ENTERTAINMENT EVENTS THAT I HAVE ATTENDED OR EXPECT TO ATTEND DURING THE PERIOD COVERED BY THIS REPORT.

Signature:

Name:

Date:

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